Exhibit 99.1

For Immediate Release

For investor relations information, contact:

EFJ, Inc.

Jana Bell, 972-819-0900

e-mail: jbell@efji.com

EFJ, Inc. Says Revenues and Earnings will be Lower than Previous

Guidance; Company Announces Action Plan for Future

Irving, TX – October 1, 2007 – EFJ, Inc. (NASDAQ: EFJI) announced today that it has updated its guidance for 2007, announcing that it expects revenues to be between $160 million and $170 million compared to its original forecast of $185 million to $195 million for the year. It also announced that its 2007 operating income/loss is expected to be between income of $1 million and a loss of $2 million, versus its initial projection of $7 million to $10 million. Additionally, the Company indicated it expects that non-cash expense of amortization and depreciation would be approximately $4.8 million, due to lower than planned capital expenditures. For the third quarter, the Company now expects revenues to be in the range of $32.0 million to $33.5 million and for there to be a significant operating loss for the quarter.

Chairman and chief executive officer Michael E. Jalbert said, “We are experiencing a convergence of issues, including the more rapid than expected market decline of our Transcrypt products, a delay in revenues from our secured communications 3eTI business, and higher than expected costs associated with our EFJohnson business. We have already begun to address the situation aggressively based on these realities.” He said that the Company’s second half results will include one-time costs of $0.02 per share to $0.03 per share, reflecting costs associated with an expense reduction program as well as costs associated with specific steps being taken to implement an action plan for the Company going forward.

The Company said that the decline of the market for its Transcrypt products has been “significant.” “Going into the year, we anticipated a decline in Transcrypt sales from $20 million last year to as low as $10 million to $13 million, but we now expect it will drop to less than $5 million for the 2007 fiscal year,” said Jalbert. “In addition, our 3eTI business has been affected by delays in year-end funding and customer program testing. It has also faced a slower than expected adoption of the wireless security mandate, and requests for proposals have been issued late in the third quarter rather than earlier in the year as anticipated. In many cases, this is largely a matter of timing, with revenues shifting into 2008 rather than 2007, but the slowdown in our secured communications business in 2007 will reduce operating income by more than $5 million compared to expectations for the current year.”

Jalbert concluded, “Our plan for moving the Company forward is a well-developed program that has already begun and will take more than one quarter to fully implement. We will focus on designing, developing and marketing the highest quality secure communications solutions for our customers who help protect and save lives. We will flatten our organization so that we can maximize our various assets across the company in a more coordinated way. In doing so, we expect to become both more effective with our customers and more efficient as an operation. We are seeing a solid order flow, and I am encouraged about the pipeline of communications opportunities.”

During its August 1, 2007 investor conference call to review its second quarter results, Jalbert announced that the Company was engaged in an effort to create a new roadmap for EFJ’s future, and that details of that plan would be discussed during the next call. The Company will soon release the specific schedule for the next earnings release and conference call. Those wanting to be notified can go to www.efji.com to sign-up for news alerts.

About EFJ, Inc.

EFJ, Inc. is the Irving, Texas based parent company to industry-leading secure wireless and private wireless solution businesses. EFJ, Inc. is home to 3e Technologies International, a leading provider of FIPS validated wireless data infrastructure and software with interoperable security; the EFJohnson Company, one of the first developers of Project 25 mobile communications products and solutions; and Transcrypt International, a leader in secure solutions to protect sensitive voice communications. For more information, visit http://www.efji.com.

Safe Harbor

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations on revenues, revenue growth, improvements in profitability, operating income, operating margin, costs associated with implementation of a cost-cutting program and strategic plan, operating margin improvements and related timing of these improvements, long-term operating goals, anticipated depreciation and amortization, anticipated capital expenditures, anticipated non-cash stock expenses, and the anticipated utilization of our tax net operating loss carry-forwards. These forward-looking statements are subject to certain risks and uncertainties that could cause the actual results, performance or achievements to differ materially from those expressed, suggested or implied by the forward-looking statements due to a number of risk factors including, but not limited to, the progress of the 800 MHz reconfiguration program, the percentage of backlog which is filled during a period, the level of warranty costs, the level of demand for the Company’s products and services, the timely procurement of necessary manufacturing components, the timing of future product development, the timing of future requests for proposal, the actual operational expense experienced, dependence on continued funding of governmental agency programs, the Company’s ability to efficiently and cost effectively integrate and operate the acquired business of 3eTI, the ability to successfully implement cost-cutting measures and the Company’s overall action plan, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended December 31, 2006. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements.

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